Exhibit 23.2

28 September, 2005

A-Max Technology Limited 10/F, A-MAX Technology Tower 12-16, Fui Yiu Kok Street Tsuen Wan New Territories Hong Kong	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	28429523 cltan@cdp.bm TCL/#804893/199273

Dear Sirs

A-Max Technology Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 13 September, 2005 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of American depositary shares representing ordinary shares of par value US$0.00002 each.

We hereby consent to the filing of this letter with the Commission and to the references to our firm under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,
/s/ Conyers Dill & Pearman CONYERS DILL & PEARMAN

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